***unofficial translation***

Shenzhen Media Investment Co. Ltd Agency Agreement for Distribution of 2004

Party A: Shenzhen Media Investment Co. Ltd

Party B: Wuhan Dagong Books Co. Ltd

Both parties have achieved bilateral consent through consultation, Party A authorizes Party B as the sole distribution agent of the first semimonthly of China Marketing Magazine through the secondary marketing channel of certain provinces in China. The terms of this contract are stated as following:

I Scope of Cooperation:

i  party B is solely responsible for the management of distribution of China Marketing’s semimonthly issuances in the secondary marketing channel of certain provinces in China. (Not including direct order, mailing, and wholesale to certain retail companies of post office), a third party has no right to intervene the above mentioned business.

ii The authorized provinces and cities includes: Hubei, Jiangxi, Shanxi, Yunnan, Xinjiang, Qinghai, Ningxia,Gansu, Neimeng, Guangxi, Heilongjiang, Jilin etc 12 provinces altogether, and Xi’an, Jinhua, Taizhou, Ningbo, Dalian, Jinzhou, Chaoyang, Fuxin, etc. 8 cities in total(the city of Jilin and Qiqihaer are transferred to Chunqiu bookstore as subordinates)

iii Within party B’s agent region, if there is a blank area or channel that Party B is unable to enter, that Party A can enter through other methods. However, Party A must inform Party B its methods and quantities of entering.

II Time of Corporation:

The valid period of the contract is from January, 2004 to December, 2004. The contract is renewable upon bilateral consent at the time of termination.

III Method of Distribution

i Party B distributes products through underwriting. Upon the completion of the assigned task for a whole year, a 5% return would be allowed for Party A. In the case of appearance of new distribution channel within the effective term of contract, an evaluation on the necessity of entering the new channel would be conducted and the method of entering would be determined at the same time.

ii Special channels:

The special channel mentioned in this contract refers to the approved distribution network such as airports and subway stations, etc. In accordance of the requirements of Party A, Party B should distribute through the above-mentioned channels. The method of distribution could be negotiated for each particular case. The allowance for return is not included in the annual overall allowance.

IV Settlement Discount

i For the semimonthly issuances of China Marketing each month, the settlement discount rates for underwriting that Party B received from Party A are:

a 60% for Hubei providence

b The area outside Hubei: 55%: the discount rate for major cities and small-scaled cities are 60% and 65% respectively;

ii For special channels, Party B must list the number of special channels, settlement discounts and other conditions for Party A’s review. Parties could conduct independent negotiation in particular circumstances.

V Acknowledgement

Party B shall acknowledge Party A with details of publications to be delivered for the next issue. (Include information of number of delivery, addresses and consignees)

before the 12th of each month. Party A determines the number of copies for each issue according to the information provided by Party B. If any negative effect is caused by Party B’s failure to provide on-time information, Party B bears all the related obligations.

VI Clearing Form, Amount and payments

i Clearing form:

a: The portion of undertaking:  Party B pays Party A the amount corresponding to the issuance within 4 days of acknowledgement (amount under transfer should be evidenced by the fax of a transfer voucher).  Party A would determine the publishing plans based on the condition of receipt of issuance fee);

b: The portion of returns and exchange: conduct statistics and settlement once every half year to ensure the accuracy of recorded sales. At the point of entering the settlement cycle of the last month of the contracted period, both parties estimate whether the overall return exceeds the stated allowance. If the excess return exists, Party B would transfer a lamp-sum amount for excessive part to Party A within one month.

ii Settlement amount: settlement discount multiply front cover’s price multiply acknowledged number

iii If an overdue incurred due to Party B’s own reason, it would be regarded as a breach of contract on Party B’s side. Party B shall pay Party A a penalty equivalent to  0.5‰/day. Party A possesses the power to terminate the further delivery.

iv At the time of annual settlement, the exceeding number from underwriting shall be settled at 50%.

VII The method of calculation for undertaken task:

The sales task increased by 8% in 2004 on the base of 2003. This term is based on the true sales and return figures provided by Party A. The annual undertaking task of China Marketing’s first semimonthly shall be calculated like this:

First semimonthly’s actual sales volume in 2004 x 108%, the exact number would be calculated at year end.

Within the valid period of contract, If any of the following situations occurs without a valid excuse, Party A possesses the right to terminate the contract prior to maturity:

a Sales dropped by 20% in one period

b Sales has dropped by 15% for 2 months in succession.

c The total sales volume for 3 months is lower than the corresponding volume for the same period last year.

VIII Sales Information Feedback

Party B shall provide on-time exhaustive clients’ and distribution channels reports. At the same time, Party B is obligated to provide in-time, reliable and accurate market information for Party A's revision of content and perfection of the magazine.

It refers to:

a the detailed address of consignment in each period (shall provide before consignment)

b The detailed segments of distribution (include various channels of distribution to each city and specific locations of major distribution terminals). The characteristics of each channel, the name of each distributor, the contact phone number, the number of copies of first semimonthly issue of China Marketing assigned to each distributor and the distributing details should be listed)

c The feedback report regarding the sales of China Marketing’s first and second semimonthly issuances in each period (includes the time of launching products through each channel, specific sales volume and proportion of occupancy of each wholesaling market, the increased of decreased proportion of sales from last issue and the important information that would assist to improve the quality of magazine).

d Break-downs of periodic receivable (shall be provided before the settlement of each issue)

If party B fails to provide the information for the continuous three or four issues within one year, the company shall determine whether to terminate the contract or not according to particular case.

IX Sales Supervision:

Party A could conduct an inspection and supervision of the distribution at any time. And provide suggestions for improvement or requirements to Party B. Party B shall provide corresponding feedbacks regarding party A’s advice, request and suggestion conscientiously. Party A will conduct its supervision from the following respects.

i Fulfilling the sales requirements

According to the standards stated in this agreement and the supplementary agreement, party A shall conduct a dynamic monitor on sales; this monitor shall be regarded as one of the basic evaluations of Party B:

ii Market penetration rate

The market penetration rate of China’s provincial capital, municipality and developed cities is above 85%, the penetration rate of small-scaled cities is 100%( exclude these frontier cities such as Qinghai, Tibet, Ningxia, Gansu, Sinkiang etc.)

iii The quality of market

Evaluate the overall quality in aspects of  the quality of layouts at Party B’s wholesaling and retailing points of sales, the marketing standardization and execution of price policies, collaboration in promotions and the market protection (whether a dump of products exists) etc.

The performances in the above 3 standards will influence the overall evaluation of market operations. An opinion on Party B’s performance in distribution would be expressed according to the evaluation.

iv Upon bilateral consents, starting from the date on which the contract is signed, Party B generates the obligations to assist Party A in preserving the market order; Party B can't conduct a dump of products. In the case that the dump of products occurs in Party B’s authorized region, a warning would be given for the first time. If the same matter occurs for the second time, the agency license would be cancelled and Party B would bear the corresponding responsibilities. If the matter occurs for multiple times, Party A would consider to terminate the contract. In the case that a third party is conducting a dump in Party B’s authorized region, Party A bears the obligation to assist Party B in finding out the source of the dump and provide a resolution.

X logistics management

i Method of delivery and the freight expense bearing: party A is fully responsible for delivering products to the destination, consignee, and amount numbers of issues appointed by party B via railway or other safe method; party A bear all expense of freight and delivery.

ii Party A promises to choose high-quality transportation services company in order to ensure timely arrival of qualified products. Party A bears the cost of any missing, damage, storage or penalty that is caused by logistics. The missing copies should be counted into the accomplished underwriting total of Party B;

iii Returns and cost bearing: party B shall arrange returns of all periodical publications upon Party A’s request, the cost for return shall be covered by party B and other regional dealers. The unified time for returns is at the end of June and December;

PS: When the time of return, party B must request the regional dealers to mark the address, person’s name, number and issue code of the returns.

XI The attachments and documents, which are approved by both parties, shall generate the equal legal power as this agreement.

Party A: Shenzhen Media Investment Co. Ltd

Representative of Party A:

Date: 2003

Party B: Wuhan Chunqiu Book Store & Wuhan Dagongyuan Book Co.Ltd

Representative of Party B:

Date: December 1, 2003